EXHIBIT 4.5

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 31, 2012 between LBI Media, Inc., a California corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 23, 2007, providing for the issuance of 8 1/2% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, the Company solicited consents (the “Consents”) from the holders of the Notes to the adoption of certain Proposed Amendments (the “Proposed Amendments”) to the Indenture;

WHEREAS, the holders of at least a majority in principal amount of the Notes outstanding delivered valid Consents to the adoption of the Proposed Amendments; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to join with the Company to execute and deliver this Supplemental Indenture to give effect to the Proposed Amendments.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE.

2.1 Section 1.01 (“Definitions”) of the Indenture is hereby amended by inserting the following defined terms in proper alphabetical order:

““Exchange Offers” means (A) the offer to exchange (i) Second Priority Secured Subordinated Notes and (ii) Warrants for any and all outstanding Senior Subordinated Notes, and (B) the offer to exchange either (i) Second Priority Secured Subordinated Notes for any and all outstanding Discount Notes or (ii) Holdings Notes for any and all outstanding Discount Notes.

“First Priority Senior Secured Notes” means the 10% Senior Secured Notes due 2019 issued by the Company and the related subsidiary guarantees, issued under the First Priority Senior Secured Notes Indenture.

“First Priority Senior Secured Notes Indenture” means the indenture dated March 18, 2011 among the Company, the subsidiary guarantors of the First

Priority Senior Secured Notes, and U.S. Bank National Association, a national banking association, as trustee, as amended by that certain First Supplemental Indenture, dated as of December 31, 2012, among the Company, the subsidiary guarantors of the First Priority Senior Secured Notes, and U.S. Bank National Association, a national banking association, as trustee.

“Holdings Notes” means the 11% Senior Notes due 2017 issued by Holdings.

“Second Priority Secured Subordinated Notes” means the 11 1/2%/13 1/2% PIK Toggle Second Priority Secured Subordinated Notes due 2020 issued by the Company.

“Warrants” means the warrants to purchase shares of Class A common stock, par value $0.001, of Parent.”.

2.2 Section 1.01 (“Definitions”) of the Indenture is hereby further amended by deleting the defined term “Senior Debt” in its entirety and replacing it with the following:

““Senior Debt” means:

(1) the Indebtedness of the Company or any Restricted Subsidiary outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) the First Priority Senior Secured Notes, the Second Priority Secured Subordinated Notes and any Permitted New Second Priority Debt (as defined in the indenture governing the Second Priority Secured Subordinated Notes) and guarantees of the First Priority Senior Secured Notes, the Second Priority Secured Subordinated Notes and any Permitted New Second Priority Debt (as defined in the indenture governing the Second Priority Secured Subordinated Notes) by the Guarantors;

(3) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any Restricted Subsidiary;

(2) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of this Indenture; provided that such Indebtedness shall be deemed not to have been incurred in violation of this Indenture for purposes of this clause (4) if such Indebtedness consists of Indebtedness under any Credit Facility and holders of such Indebtedness or their agent or representative (i) had no actual knowledge at the time of the incurrence that the incurrence of such Indebtedness violated this Indenture and (ii) shall have received an Officer’s Certificate to the effect that the incurrence of such Indebtedness does not violate the provisions of this Indenture (but nothing in this clause (4) shall preclude the existence of any Default or Event of Default in the event that the Indebtedness is in fact incurred in violation of this Indenture).”.

2.3 Section 4.16 (“No Senior Subordinated Debt”) of the Indenture is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 4.16. No Senior Subordinated Debt.

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the Notes other than Second Priority Secured Subordinated Notes or Permitted New Second Priority Debt (as defined in the indenture governing the Second Priority Secured Subordinated Notes) issued in exchange for either Notes or Discount Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee other than guarantees of Second Priority Secured Subordinated Notes or Permitted New Second Priority Debt (as defined in the indenture governing the Second Priority Secured Subordinated Notes) issued in exchange for either Notes or Discount Notes. This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Debt as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to any collateral.”.

3. INDENTURE IN FULL FORCE AND EFFECT. Except to the extent expressly modified or amended by this Supplemental Indenture, the Indenture and all of its covenants, agreements and other provisions remain in full force and effect, and are unchanged by this Supplemental Indenture.

4. EFFECT OF HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

5. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Supplemental Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not.

6. SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.

8. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LBI MEDIA, INC.

By:	/s/ Blima Tuller
Name:	Blima Tuller
Title:	Chief Financial Officer

GUARANTORS:

LIBERMAN TELEVISION LLC
LIBERMAN BROADCASTING OF CALIFORNIA LLC
LBI RADIO LICENSE LLC
KRCA LICENSE LLC
KRCA TELEVISION LLC
EMPIRE BURBANK STUDIOS LLC
KZJL LICENSE LLC
LIBERMAN TELEVISION OF HOUSTON LLC
LIBERMAN BROADCASTING OF HOUSTON LLC
LIBERMAN BROADCASTING OF HOUSTON LICENSE LLC
LIBERMAN BROADCASTING OF DALLAS LLC
LIBERMAN BROADCASTING OF DALLAS LICENSE LLC
LIBERMAN TELEVISION OF DALLAS LLC
LIBERMAN TELEVISION OF DALLAS LICENSE LLC

By:	/s/ Blima Tuller
Name:	Blima Tuller
Title:	Chief Financial Officer of each of the entities listed above

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Thomas Zrust
Authorized Signatory